                                                    Registration No. 333 - *****

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MARK SOLUTIONS, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

         Delaware                                               11-2864481
      --------------                                      ----------------------
        (State of                                           (I.R.S. Employer
      Incorporation)                                      Identification Number)

                   1515 Broad Street Parkway Technical Center
                          Bloomfield, New Jersey 07003
                                  (201)893-0500
                -------------------------------------------------
                (Address, including Zip Code and Telephone Number
                  of Registrant's Principal Executive Offices)

                             Carl Coppola, President
                              Mark Solutions, Inc.
                                1515 Broad Street
                          Bloomfield, New Jersey 07003
                                 (201) 893-0500
 ------------------------------------------------------------------------------
 (Name, Address, including Zip Code, and Telephone Number of Agent for Service)

                                   A copy to:

                           Timothy J. McCartney, Esq.
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                 (215) 396-7156

Approximate date of proposed sale to the public:

         As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [XX]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ] ____________________________.

                            [COVER PAGE 1 OF 2 PAGES]

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
Title of Each        Amount to be    Proposed Maximum    Proposed Maximum           Amount of
Class of Securities  Registered(1)    Offering Price        Aggregate        of Registration Fee (1)
to be Registered                       Per Share(2)      Offering Price(2)
----------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value          430,000          $2.25              $967,500               $293.18
====================================================================================================

(1) Also registered hereby pursuant to Rule 416 are such additional indeterminate shares of Common Stock or other securities as may become issuable by reason of stock splits or other adjustments pursuant to antidilution provisions.
(2) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 based upon the last sales price as reported on NASDAQ within the prior five days.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            [COVER PAGE 2 OF 2 PAGES]

                              MARK SOLUTIONS, INC.

                              CROSS REFERENCE SHEET
               Between Items in Part I of Form S-3 and Prospectus

                  Registration Statement
                  Item Number and Caption                       Location in Prospectus
                  -----------------------                       ----------------------

1.       Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus......        Facing Page; Cross Reference
                                                             Sheet; Outside Front Cover
                                                             of Prospectus

2.       Inside Front and Outside Back Cover
         Page of Prospectus..........................        Available Information; Table
                                                             of Contents
3.       Summary Information, Risk Factors, Ratio
         of Earnings to Fixed Charges................        Summary Selected Financial
                                                             Data; Risk Factors

4.       Use of Proceeds.............................        Not Applicable

5.       Determination of Offering Price.............        Not Applicable

6.       Dilution....................................        Not Applicable

7.       Selling Security Holders....................        Selling Shareholders

8.       Plan of Distribution........................        Plan of Distribution

9.       Description of Securities to be Registered..        Not Applicable

10.      Interests of Named Experts and Counsel......        Legal Matters; Experts

11.      Material Changes ...........................        Not Applicable

12.      Incorporation of Certain Information
         by Reference ...............................        Incorporation of Certain
                                                             Documents by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.................................        Not Applicable

Prospectus

                              MARK SOLUTIONS, INC.

                         430,000 Shares of Common Stock

         This Prospectus relates to the sale of up to 430,000 shares of common stock, $ .01 par value (the "Common Stock") of Mark Solutions, Inc. ("Mark") which are issuable upon conversion of Mark's $ 300,000 Principal Amount 7% Convertible Debentures (the "Debentures") or paid as interest on the Debentures. As of the date of this Prospectus, $ 300,000 principal amount of the Debentures remain outstanding. The Debentures were issued by Mark in a private placement in May 1997. The Debentures are convertible, in whole or in part, at the option of the holder, into shares of Common Stock at a conversion price of $ .80 per share. Interest is payable in cash or Common Stock, based on conversion formula stated above, at Mark's option. Mark is obligated to keep the registration statement (the "Registration Statement"), of which this Prospectus forms a part, effective until June 29, 1999.

         All of the shares of Common Stock offered hereby (the "Shares") are being sold for the account of and by the person(s) named under the caption "Selling Shareholders". Mark is bearing the cost related to the Registration Statement. The Selling Shareholders have advised Mark that the Shares may be sold by the Selling Shareholders or its pledgees, donees, transferees or other successors in interest from time to time in the open market or in privately negotiated transactions at prices satisfactory to the seller. See "Plan of Distribution". Mark will receive no proceeds from the sale of the Shares.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. See "Risk Factors".

          The Common Stock is traded on NASDAQ Small Cap Market under the symbol "MCSI". On July **, 1997, the closing sales price of the Common Stock was $*-*/* per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 ---------------------------------------------
                 The date of this Prospectus is July **, 1997.

         No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this Prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities being offered pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                              AVAILABLE INFORMATION

         Mark has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Mark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Mark files reports and other information with the Commission.

         The Registration Statement, reports and other information filed by Mark with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, 1401 Brickell Avenue, Suite 200, Miami, Florida 33131, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, 1801 California Street, Suite 4800, Denver Colorado 80202 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains an internet site (http:// www.sec.gov) that contains reports, proxy statements and other information regarding Mark, which is an electronic filer under Regulation S-T.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Mark (Commission File No. 0-17118) with the Commission pursuant to the Exchange Act are incorporated and made a part of this Prospectus by reference:

(1)      Mark's Annual Report on Form 10-K for the year ended June 30, 1996, as amended;

(2)      Mark's Quarterly Report on Form 10-Q for the period ended September 30,
           1996;

(3)      Mark's Quarterly Report on Form 10-Q for the period ended December 31,
           1996, as amended;

(4)      Mark's Quarterly Report on Form 10-Q for the period ended March 31,
           1997, as amended;

(5)      Mark's Current Report on Form 8-K dated May 28, 1996 as amended;


(6)      The description of the Common Stock contained in the Registration
           Statement on Form 8-A.

         All documents filed by Mark pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering contemplated by his Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modified or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Mark undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in the Prospectus, other than exhibits to such documents (unless such documents are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ms. Cheryl Gomes, Mark Solutions, Inc., 1515 Broad Street, Bloomfield, New Jersey 07003, Telephone Number (201) 893-0500.

                                TABLE OF CONTENTS

                                                            Page
                                                            ----

Available Information  .  . . . . . . . . . . . . . . . .     2
Incorporation of Certain Documents by Reference . . . . .     3
The Company . . . . . . . . . . . . . . . . . . . . . . .     5
Summary Selected Financial  Data  . . . .  .  . . . . . .     6
Risk Factors. . . . . . . . . . . . . . . . . . . . . . .     7
Selling Shareholders  . . . . . . . . . . . . . . . . . .    11
Plan of Distribution  . . . . . . . . . . . . . . . . . .    11
Legal Matters . . . . . . . . . . . . . . . . . . . . . .    12
Experts . . . . . . . . . . . . . . . . . . . . . . . . .    12

                                   THE COMPANY

         Mark Solutions, Inc. ("Mark") is a Delaware corporation which operates its various businesses through wholly-owned subsidiaries and a division.

         Mark is engaged in the design, manufacture and/or installation of (i) modular steel cells for housing of the general prison population as well as for use as infectious disease isolation units for correctional institutions and health care facilities, (ii) a treatment booth for communicable diseases and
(iii) diagnostic support and archiving computer systems marketed under the name "IntraScan". In its marketing of modular steel products, Mark responds to public bids and pursues joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally.

         Mark's modular cells meet or exceed all applicable building and safety code requirements in the United States and can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time. Management also believes that its prefabricated modular cell manufacturing process has other applications such as temporary emergency housing and permanent shelters, although no assurances can be given that such applications will be successfully developed and marketed.

         Management believes that continued nationwide judicial and legislative emphasis on an expedient easing of the overcrowding conditions of correctional institutions, as well as the increase in the demand for isolation and treatment quarters for both correctional institutions and healthcare facilities, due to the rise in communicable diseases such as tuberculosis and the HIV virus, present a significant growth opportunity for Mark. However, there can be no assurance that any such business will develop.

         Mark was incorporated under the laws of the State of Delaware on September 29, 1986 under the name "Showcase Cosmetics, Inc." Mark's principal executive office is located at Parkway Technical Center, 1515 Broad Street, Bloomfield, New Jersey 07003 and its telephone number is (201) 893-0500.

                         SUMMARY SELECTED FINANCIAL DATA

         The following summary selected financial data is based upon financial information incorporated herein and such summary information should be read in conjunction with such financial statements and notes thereto.

Income Statement Data:

                                 Nine Months Ended
                                       March 31                       Fiscal Years Ended June 30
                            ----------------------------    -------------------------------------------
                                1997            1996            1996            1995            1994
                            ----------------------------    -------------------------------------------

Revenues                    $  3,276,578    $  3,206,371    $  3,454,615    $  6,125,573    $ 3,183,073

Cost and Expenses              5,564,803       8,518,483       8,518,483       9,852,303      6,233,374

(Loss) From Continuing
 Operations                   (2,998,801)     (3,306,705)     (5,110,559)     (3,812,635)    (3,144,510)

(Loss) From Discontinued
 Operations                         --          (104,503)       (104,503)     (1,377,438)      (993,620)

Net Income (Loss)             (2,998,801)     (3,411,208)     (5,215,062)     (5,190,073)    (4,138,130)

Earnings (Loss) per Share   ($       .21)   ($       .27)   ($       .41)   ($       .48)   ($      .47)

Weighted Average
 Shares Outstanding           13,974,665      12,500,250      12,732,022      10,726,204      8,802,543


Balance Sheet Data:
                                                      At June 30
                            At March 31  --------------------------------------
                               1997         1996         1995           1994
                            -----------  ----------   -----------    ----------
Working Capital (Deficit)   $1,362,231   $  675,864   ($   48,112)   $  216,635

Total Assets                 4,839,033    3,083,763     3,978,383     4,953,651

Long-term Obligations        1,739,343       50,297        19,665         8,313

Total Liabilities            3,787,126    1,004,362     2,189,322       918,006

Stockholders' Equity         1,051,907    2,079,401     1,789,061     4,035,645

                                  RISK FACTORS

         Prospective investors in the Common Stock should give careful consideration to the following risks in making a decision concerning the securities offered hereby.

         1. Poor Financial Condition. Mark has experienced significant operating losses and working capital and liquidity deficiencies over the past several years. Mark had net losses of $ 5,215,062 and $ 5,190,073 for the fiscal years ended June 30, 1996 and 1995. In addition, Mark had an accumulated deficit of $ 22,316,660 at June 30, 1996. Mark has and will continue to experience such financial difficulties in the foreseeable future absent significant increases in the sale of modular cells, its principal product. Accordingly, based on past operating results there can be no assurance that Mark will be able to operate profitably. Mark's poor financial condition could adversely effect its ability to raise additional working capital pursuant to private sales of its securities.

         2. Limited Market; Contracts for Modular Cells. Mark has derived substantially all of its revenue from the sale of its modular cells and disease containment units to correctional institutions and management believes that the sale of these products will continue to represent the substantial majority of Mark's operating revenues through September 30, 1997. The correctional institution market presents substantial sales obstacles. Unless the project is very small, correctional institutions, like other government agencies, must submit proposed projects to public bidding by prospective suppliers. The purchasing agency is obligated to select from among the bidders based on objective criteria. On the other hand, private purchasers generally do not require bidding and a vendor such as Mark would have the opportunity to convince the purchaser to deal with Mark to the exclusion of competitors.

         Mark continually bids on and solicits joint venture opportunities regarding construction projects utilizing its modular steel cell products. At present, Mark is not participating in any projects under a joint venture format. Mark currently has contracts for it modular cells aggregating approximately
$ 4,300,000 in revenue for the period beginning January 1, 1997 to July 31, 1997.

         3. Working Capital Requirements. The ultimate success of Mark may depend upon its ability to raise additional equity or obtain debt financing until it can improve its operating results. To date Mark has primarily met its working capital requirements by the private issuance of its securities, including the Debentures. Absent proceeds from the exercise of outstanding warrants and improvement in the operations of Mark, management believes that its present available working capital will be utilized by July 31, 1997. In the event Mark must seek other sources of working capital, it will most likely have to rely on additional private sales of its equity or debt securities. While Mark has been successful in raising working capital through private sources in the past, no assurance can be given that such sources will be available, or, if available, on terms satisfactory to Mark. Mark will initially look to the exercise of outstanding warrants to the extent that additional working capital is necessary.

         4. Significant Contract. Effective March 15, 1996, Mark received a three-year contract for modular cells from the State of New York. Management anticipates that this contract will generate revenues of approximately
$ 50,000,000 over the three years ending December 31, 1999, which would represent Mark's largest contract to date. The agreement has a stated estimate of 2,455 cells, however no minimum volume is guaranteed. In addition, the State of New York reserves the right to renegotiate the stated contract prices or solicit third party bids for any single order of 700 or more cells. Accordingly, no assurances can be given that Mark will realize the revenues estimated by management.

         5. Competition. The construction industry in general and the government construction industry in particular are highly competitive. Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facility construction, Mark competes for market share with a number of major construction companies. Such competition is not with respect to any particular project, but in efforts to convince the purchasing agency to utilize steel cell construction rather than traditional methods. With respect to those projects which incorporate modular steel cell specifications in its design criteria, other companies are beginning to enter the field. Some of these companies have greater financial resources than Mark. In addition, a number of manufacturers which have greater financial and marketing resources than Mark, and which currently produce sheet metal products, could ultimately enter the modular cell business in competition with Mark. Accordingly, there can be no assurance that Mark will be able to successfully compete in the market for modular steel cells, which are Mark's most significant product.

         6. Dependence on Key Person. Mark is dependent upon the continued services of Carl C. Coppola, its Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Coppola could have a material adverse effect on Mark. Mark is the beneficiary of a term life insurance policy of $1,000,000 on the life of Mr. Coppola.

         7. Bonding Qualifications. In connection with some government construction projects, Mark is required to provide performance and completion bonds as a condition to submission or participation in a bid. Due to Mark's financial condition, it has generally been unable to obtain bonds without the assistance and guarantee of third parties, including Mark's president and or another business entity owned by an outside director. To date Mark has not limited its bidding activity nor lost any projects due to its limited bonding capacity. However, as Mark is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects Mark can pursue and have a material adverse effect on the operations of Mark.

         8. Recent Trading Prices; Nasdaq Listing Maintenance Requirements. From February 27, 1997 to June 20, 1997, Mark's Common Stock traded below $ 2.00 per share, including trades at below $ 1.00 per share. On July **, 1997 the closing sales price of the Common Stock was $ 2-*/* per share. Mark's Common Stock trades on the Nasdaq Small Cap Market tier of the Nasdaq Stock Market. To be eligible for continued listing of its Common Stock, Mark is required to maintain a bid price of $ 1.00 per share. If Mark fails to maintain its Nasdaq Small Cap Market listing, the liquidity of the Common Stock would be adversely affected. In addition, Mark's ability to raise additional working capital through sales of its equity securities would also be adversely affected.

         9. Potential Application of Exchange Act "Penny Stock" Rules. In the event Mark fails to maintain its Nasdaq Small Cap Market listing due to the failure to meet the minimum bid price requirements, Mark's Common Stock could be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to addition sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, certain brokers will not effect transactions in "penny stocks", which could have an adverse effect on the liquidity of the security and make selling it more difficult.

         10. Impact of Conversion Price of Debentures on Trading Prices of Common Stock. Due to the right of the holder to convert the Debentures into shares of Common Stock at the discounted rate of $ .80 per share, rises in the trading price of the Common Stock may met resistance due to the potential sale of the underlying Common Stock which reflect the reduced purchase price resulting from the conversion rate. On January 21, 1997, Mark issued additional convertible debentures in the principal amount of $ 750,000 which provide for a conversion rate of the average bid price of the five trading days prior to the date of conversion. On June 3, 1997, Mark issued additional convertible debentures in the principal amount of $ 1,250,000 which may be converted into shares of Common Stock at $ .80 per share. These debentures may similarly affect the trading price of the Common Stock.

         11. Subcontractor Credit Risk. Mark's manufacturing operations are limited to the steel modular cell for use as one component of correctional institution projects. Therefore, Mark may not be the prime contractor on a project, but a subcontractor. Under these circumstances, Mark usually will not have the direct financial obligation of the government agency or other purchaser, but will be primarily relying on the prime contractor regarding payment for its products. This presents a greater credit risk to Mark.


         12. Related Party Transactions. Mark has been a party to business transactions with certain officers, Directors or their affiliates. Mark intends to purchase goods and services in the ordinary course of business from related parties and may determine based upon circumstances at that time to engage in additional transactions with officers, Directors, principal shareholders or affiliates. While Mark believes these transactions have been on terms no less favorable than could be obtained from unaffiliated parties, such situations present potential conflicts of interest.

         13. No Dividends. Mark has never paid a cash dividend on its Common Stock. Mark does not intend to pay in the foreseeable future, cash dividends on the Common Stock but intends to retain its earnings to finance growth.

                              SELLING SHAREHOLDERS

         The 430,000 shares of Common Stock offered hereby are being offered for the account of the following person(s). The information regarding such person(s) and beneficial ownership of Common Stock has been provided by the Selling Shareholders.

                               Shares of                       Shares of
                             Common Stock     Shares of       Common Stock
                             Beneficially    Common Stock     Owned After
                               Owned(1)        Offered         Offering(1)
                             ------------    ------------     ------------
Name
---------------------------
Sherleigh Associates Profit
 Sharing Plan                  286,667(2)       286,667            0

Frank Brosens                  414,333(3)       143,333          271,000(3)

---------------------------

(1) Assumes payment of interest on Debentures in cash and conversion of the entire principal amount of Debentures at the conversion price of $ .80 per share.
(2)      Excludes 118,000 shares of Common Stock owned by affiliated persons.
(3) Excludes 352,941 shares of Common Stock purchasable upon conversion of additional convertible debt.

                              PLAN OF DISTRIBUTION

         The sale of shares of Common Stock by the Selling Shareholders may be effected from time to time in transactions on one or more exchanges or in the over-the-counter market, or otherwise in negotiated transactions, through the timing of options on the shares or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of Common Stock in an exchange distribution in accordance with the rules of such exchange to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         In addition any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Mark or derivatives thereof, and may sell and deliver the shares in connection therewith.

         From time to time Selling Shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of the Common Stock from time to time.

                                  LEGAL MATTERS

         Timothy J. McCartney, Esq. has acted as counsel for Mark and has rendered an opinion on the validity of the shares of Common Stock to be issued upon conversion of the Debentures.

                                     EXPERTS

         Mark's consolidated balance sheets as of June 30, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Sax Macy Fromm & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                 INFORMATION NOT REQUIRED IN FORM S-3 PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

         Item                                                  Amount
         ----                                                  ------

         Registration Fee  . . . . . . . . . . . . . . . . .   $  293
         Accountants' Fees and Expenses. . . . . . . . . . .    2,000
         Blue Sky Filing Fees and Expenses . . . . . . . . .    1,000
         Legal Fees and Expenses . . . . . . . . . . . . . .    3,000
         Miscellaneous . . . . . . . . . . . . . . . . . . .    2,000

                  Total. . . . . . . . . . . . . . . . . . .   $8,293
                                                               ======

Item 15. Indemnification of Directors and Officers.

         Reference is made to Article Seven of the Certificate of Incorporation of the Registrant and Section 145 of the Delaware General Corporation Law.

         Article Seventh of the Certificate of Incorporation of the Registrant provides for indemnification to the full extent permitted by Delaware law of all persons whom it shall have the power to indemnify thereunder. Section 145 of the General Corporation Law of the State of Delaware ("GCL") contains provisions entitling directors and officers of the Registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of being or having been a director or officer of the Registrant provided said officers or directors acted in good faith. GCL
Section 145 provides broad powers of indemnification of directors and officers by their corporation. For example, the board of directors, the shareholders, or independent legal counsel in some circumstances may authorize the corporation to indemnify any officer or director again expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by him in connection with any "threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, whether civil, criminal, administrative or investigative - by reason of the fact that he is or was a director or officer of the corporation, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful". With respect to any threatened, pending or completed action or suit by or in the right of a Delaware corporation, the corporation may in like manner indemnify any officer or director against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such personal shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, but only if and to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Should a director or officer defend litigation arising out of his office and be successful on the merits or otherwise in defense of the action, GCL Section 145 provides that such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Finally, a corporation organized under the GCL shall have power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as an officer or a director, whether or not the corporation would have the power to indemnify him against such liability under the before described provisions of Section 145 of the GCL.

Item 16. Exhibits.

         The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 17. Undertakings.

         (A) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons, if any, of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (B) With respect to the common stock underlying the Warrants, the undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                POWER OF ATTORNEY

         Mark Solutions, Inc., and each of the undersigned do hereby appoint Carl Coppola, its or their true and lawful attorney to execute on behalf of Mark Solutions, Inc. and the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, State of New Jersey, on July 18, 1997.

                                                       MARK SOLUTIONS, INC.

                                                       By: /s/ Carl Coppola
                                                           ---------------------
                                                           (Carl Coppola, Chief
                                                           Executive Officer and
                                                           President)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    Signature                   Title                         Date
    ---------                   -----                         ----

/s/ Carl Coppola        Chief Executive Officer           July 18, 1997
----------------------  President and Director
(Carl Coppola)          (Principal Executive
                        Officer),Principal
                        Financial and
                        Accounting Officer


/s/ Richard Branca      Director                          July 18, 1997
----------------------
(Richard Branca)

/s/ Ronald E. Olszowy   Director                          July 18, 1997
----------------------
(Ronald E. Olszowy)

/s/ William Westerhoff  Director                          July 18, 1997
----------------------
(William Westerhoff)


/s/ Michael Nafash      Director                          July 18, 1997
----------------------
(Michael Nafash)

                                  EXHIBIT INDEX

                                                     Sequential
Exhibit                                              Page No.if
Number           Description                         applicable
-------          -----------                         ----------

   2.     a) -- Agreement and Plan of Reorganization
                dated December 23, 1992, as amended,
                between Mark, Showcase Cosmetics,
                Inc. and Mark Acquisition Corp.
                (Incorporated by reference to Exhibit
                I to Mark's Proxy Statement/Prospectus,
                under its former name "Showcase
                Cosmetics, Inc.", dated October 8, 1993
                to Form S-4 Registration Statement
                [File No. 33-61176], referred to
                herein as "Mark's Form S-4").

          b) -- Stock Purchase Agreement between Mark and Ian Baverstock, Jonathan Newth, David
                Payne and Joanna Tubbs dated April 5,
                1996. (Incorporated by reference to
                Exhibit 1 to Mark's Current Report on
                Form 8-K - Date Of Report May 28, 1996,
                referred to herein as " Mark's Form
                8-K").

          c) -- Stock Purchase Agreement between Mark and Christopher Cummins and Moira
                Addington dated April 24, 1996.
                (Incorporated by reference to Exhibit 2
                to Mark's Form 8-K).

   3.     a) -- Certificate of Incorporation, as amended
                (Incorporated by reference to Exhibit
                3.a) to Mark's Form 10-K for the fiscal
                year ended June 30, 1994)

          b) -- By-laws (Incorporated by reference to Showcase Exhibit 3 b) to Mark's Form S-4)

   4.     a) -- Specimen Stock Certificate (Incorporated
                by reference to Mark Exhibit 4 a) to
                Mark's Form S-4)

          b) -- Form of Warrant Certificate
                (Incorporated by reference to Mark

                Exhibit 4 b) to Mark's Form S-4)

   5.           Opinion of Timothy J. McCartney, Esq.

  23.     a) -- Consent of Sax Macy Fromm & Co., P.C.
                (included on page II-7)

          b) -- Consent of Timothy J. McCartney,
                Esq. (included in Exhibit 5)

  24.           Power of Attorney (included on page
                II-4)